Exhibit 10.1

ROCKWOOD SPECIALTIES GROUP, INC.

AND

KEMIRA OYJ

MASTER AGREEMENT REGARDING THE

TITANIUM DIOXIDE JOINT VENTURE

TABLE OF CONTENTS

1.	Preamble	9

2.	Transaction Framework	11

3.	Carve-Out of the Rockwood Water Business	15

4.	Termination of the Upstream Enterprise Agreement	16

5.	Third Party Financing	18

6.	Conditions Precedent and Closing	18

7.	Due Diligence	20

8.	Adjustment of the Shareholding Split	21

9.	Regulatory Approval	22

10.	Covenants	24

11.	Rescission Right	27

12.	Joint and Several Liability	29

13.	Confidentiality	29

14.	Costs	29

15.	Miscellaneous	30

16.	Authorised Agent	33

17.	Severability	34

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DEFINITIONS

In this Agreement

“Affiliate”	shall have the meaning given to it in section 1.7;

“Agreement”	shall mean this master agreement;

“Business Days”	shall have the meaning given to it in section 6.3;;

“Closing”	shall have the meaning given to it in section6.3;

“Closing Date”	shall have the meaning given to it in section 6.3;

“Covenanted Agreement”	shall have the meaning given to it in section 10.1.1(k);

“Downstream Enterprise Agreement”	shall have the meaning given to it in section 3.2(d);

“Due Diligence”	shall have the meaning given to it in section 7.1;

“E&Y”	shall have the meaning given to it in section 8.6;

“ECMR”	shall have the meaning given to it in section 6.2(a);

“Equity Value Split”	shall have the meaning given to it in section 8.1;

“Existing Intercompany Receivable” and “Existing Intercompany Receivables”	shall have the meaning given to it in section 2.2.1;

“Financial Information and Valuation”	shall have the meaning given to it in section 1.5;

“Finnish HoldCo”	shall have the meaning given to it in the deed caption;

“Functional Additive Business”	shall have the meaning given to it in section 1.1:

“IDW”	shall have the meaning given to it in section 8.6;

“Implementation Agreement”	shall have the meaning given to it in section 2.1.1;

“Intercompany Receivables”

shall mean any receivable by Kemira and its Affiliates or Rockwood and its Affiliates against JV Group Companies other than receivables from the delivery of goods or provision of services at arms’ length or created through a Breach of the No Leakage Provisions pursuant to the Implementation Agreement;

“Joint Venture”	shall have the meaning given to it in section 2.1.1;

“JV Agreement”	shall have the meaning given to it in section 2.1.2;

“JV Group Company” and “JV Group Companies”	shall have the meaning given to it in section 1.7(a);

“JV US”	shall have the meaning given to it in the deed caption;

“JV Europe”	shall have the meaning given to it in the deed caption;

“JV Europe Interim Financial Statements”	shall have the meaning given to it in section 4.3;

“Kemira”	shall have the meaning given to it in the deed caption;

“Kemira Divident”	shall have the meaning given to it in section 2.2.1(d);

“Kemira Germany”	shall have the meaning given to it in the deed caption;

“Kemira Inc.”	shall have the meaning given to it in the deed caption;

“Kemira TiO2”	shall have the meaning given to it in the deed caption;

“Kemira TiO2 Pigments Business”	shall have the meaning given to it in section 1.1;

“Letter of Intent”	shall have the meaning given to it in section 1.4;

“Loss Amount”	shall have the meaning given to it in section 4.3;

“Material Adverse Effect”	shall have the meaning given to it in section 11.1(a);

“Maybrook”	shall have the meaning given to it in section 1.3(b);

“Party” and “Parties”	shall have the meaning given to them in the deed caption;

“Profit Amount”	shall have the meaning given to it in section 4.3;

“Refinancing”	shall have the meaning given to it in section 5.1;

“Regulatory Approval”	shall have the meaning given to it in section 9.1;

“Rescission Notice”	shall have the meaning given to it in section 11.1;

“Rockwood”	shall have the meaning given to it in the deed caption;

“Rockwood Germany”	shall have the meaning given to it in the deed caption;

“Rockwood Holdings”	shall have the meaning given to it in the deed caption;

“RockwoodTiO2 Pigments Business”	shall have the meaning given to it in section 1.1;

“Rockwood Water Business”	shall have the meaning given to it in section 1.1;

“Sachtleben”	shall have the meaning given to it in the deed caption;

“Sachtleben Corp”	shall have the meaning given to it in the deed caption;

“Shareholding Split”	shall have the meaning given to it in section2.1.3;

“Structure Paper”	shall have the meaning given to it in section 2.4.1;

“TiO2 Pigments Business” and “TiO2 Pigments Businesses”	shall have the meaning given to it in section 1.1;

“Transaction”	shall have the meaning given to it in section 1.6;.

“Upstream Enterprise Agreement”	shall have the meaning given to it in section 4.1

“Water Business Carve-Out”	shall have the meaning given to it in section 3.1 ;

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LIST OF ANNEXES

Annex 1.2(a)	Shareholdings of JV Europe;

Annex 1.5	Financial Information and Valuation;

Annex 2.4.1	Structure Paper by Deloitte & Touche;

Annex 3.2	Term sheets for service agreement);

Annex 6.3	Closing Memorandum;

Annex 8.2	Sample Calculation of adjustment of Shareholding Split

Annex 8.6	Instructions for the Independent Expert;

Annex 10.1.1	Disclosure against Covenants;

Annex 10.1.1(k)	Definition of Covenanted Agreements;

Annex 10.2.1	Existing Affiliate Agreements; and

Annex 14	Estimated advisor costs.

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MASTER AGREEMENT

THIS AGREEMENT IS MADE ON 21 MAY 2008 BY AND AMONG

(a)	Rockwood Holdings, Inc., 100 Overlook Center, Princeton, NJ 08540, USA

hereinafter referred to as “Rockwood Holdings”;

(b)	Rockwood Specialties Group, Inc., 100 Overlook Center, Princeton, NJ 08540, USA

hereinafter referred to as “Rockwood”;

(c)

Rockwood Specialties Group GmbH, Königsberger Straße 1, 60487 Frankfurt am Main, Germany, registered in the commercial register of the lower court of Frankfurt am Main under registration number HR B 5 79 24 hereinafter referred to as “Rockwood Germany”;

(d)	Sachtleben Chemie GmbH, Dr.-Rudolf-Sachtleben-Straße 4, 47189 Duisburg, Germany, registered in the commercial register of the lower court of Duisburg under registration number HR B 1 96 69 hereinafter referred to as “Sachtleben”;

(e)	Sachtleben Corporation, a Delaware corporation with business address 140 Grand Street, Suite 400, White Plains, NY 10601, USA

hereinafter referred to as “Sachtleben Corp”;

(f)

Deukalion Einhundertvierundzwanzigste Vermögensverwaltungs-GmbH, Königsberger Straße 1, 60487 Frankfurt am Main, Germany, registered in the commercial register of the lower court of Frankfurt am Main under registration number HR B 8 05 60, to be renamed into “White Pigments Holding GmbH” after signing hereinafter referred to as “JV Europe”

(g)	White Pigments Holding Oy, a limited liability company under establishment, Finland, with business identification number hereinafter referred to as “Finnish HoldCo”;

(h)	White Pigment LLC, a Delaware limited liability company with business address at 100 Overlook Center, Princeton, NJ 08540, USA hereinafter referred to as “JV US”;

(i)	Kemira Oyj, Porkkalankatu 3, FI-00180 Helsinki, Finland, with business identification number 0109823-0 hereinafter referred to as “Kemira”;

(j)	Kemira Pigments Oy, Porkkalankatu 3, FI-00180 Helsinki, Finland, with business identification number 0948159-2 hereinafter referred to as “Kemira TiO2”;

(k)	Kemira Germany GmbH, Marie-Curie-Straße 10, 51377 Leverkusen, Germany, registered in the commercial register of the lower court of Cologne under registration number HR B 57319 hereinafter referred to as “Kemira Germany”;

and

(l)	Kemira Specialty Inc., USA, with its principal place of business at 151 Veterans Drive, Northvale, NJ 07647, USA hereinafter referred to as “Kemira Inc.”.

Rockwood Holdings, Rockwood, Rockwood Germany, Sachtleben, Sachtleben Corp, JV Europe, Finnish HoldCo, JV US, Kemira, Kemira TiO2, Kemira Germany, Kemira Inc. and each a “Party” and collectively the “Parties”.

NOW IT IS HEREBY AGREED:

1.                                       PREAMBLE

1.1           Rockwood and Kemira are both companies active in a variety of business fields in the specialty chemicals sector. Both Parties are, amongst other businesses, engaged in the titanium dioxide business (i.e. the sale and manufacturing of titanium dioxide and related co-products and services), provided that (i) Rockwood’s titanium dioxide business also includes the manufacturing of barium-based and zinc-based inorganic fine white pigments and additives (the “Functional Additive Business”) but excludes the manufacturing of polyaluminium chloride and polyaluminium nitrate-based flocculants (collectively the “Rockwood Water Business”) as currently conducted by Sachtleben and Sachtleben Corp (Rockwood’s titanium dioxide business so defined, the “Rockwood TiO2 Pigments Business”); and (ii) Kemira’s titanium dioxide business also includes sales and manufacturing of certain other than titanium dioxide based products and services to the cosmetics industry (the “Kemira TiO2 Pigments Business”). The Rockwood TiO2 Pigments Business and the Kemira TiO2 Pigments Business are each also referred to as a “TiO2 Pigments Business” and collectively as the “TiO2 Pigments Businesses”.

1.2                                 Rockwood currently operates its TiO2 Pigments Business (and the Rockwood Water Business) through

(a)                                  its indirect German subsidiary Sachtleben, which currently directly and indirectly owns shares in the entities as set out in Annex 1.2(a); and

(b)                                 its indirect US subsidiary Sachtleben Corp.

1.3                                 Kemira currently operates its TiO2 Pigments Business through

(a)                                  (i)            its direct Finnish subsidiary Kemira TiO2 (which has no further subsidiaries);

(ii)           certain assets owned by Kemira Germany (including certain intellectual property and the Oberhausen technology centre); and

(iii)          certain sales offices operated and owned by certain of Kemira’s Affiliates (as defined below); and

(b)                                 its direct US subsidiary Kemira Inc., which, in turn, is the sole shareholder of Maybrook, Inc., having its principal place of business at 570 Broadway, Lawrence, Massachusetts, USA (“Maybrook”).

1.4           In order to jointly pursue future business opportunities in the field of the production and marketing of titanium dioxide pigments, Rockwood and Kemira intend to combine their

TiO2 Pigments Businesses by forming a joint venture. On 17/23 January 2008, Rockwood and Kemira have, therefore, entered into a Letter of Intent setting out the principal terms and conditions relating to the joint venture (the “Letter of Intent”) which Letter of Intent will be superseded by this Agreement and the agreements entered into on the basis of this Agreement. To the extent required, the implementation of this Transaction has been duly authorised by all relevant corporate bodies of the Parties.

1.5           In the Letter of Intent, Rockwood and Kemira have, on the basis of the financial and tax position of the TiO2 Pigments Businesses of Rockwood and Kemira as such financial and tax positions is reflected in (i) the actual financial information (EBITDA and net debt) for the fiscal years 2004 to 2007; and (ii) the respective projections (EBITDA and net debt) for the fiscal years 2008 to 2010 as set out in more detail in Annex 1.5 (such financial information and valuation, the “Financial Information and Valuation”) agreed on a valuation of their respective TiO2 Businesses and shareholding split between Rockwood and Kemira in the joint venture of 61 per cent and 39 per cent, respectively.

1.6           By entering into this Agreement the Parties intend to agree on the structure of the joint venture and the transactions to be implemented in order to establish the joint venture (such transactions as they are described in more detail in this Agreement collectively, the “Transaction”) as well as the contractual terms and conditions governing the joint venture.

1.7           As used in this Agreement, with respect to a person or entity, “Affiliate” shall have the meaning given in section 15 et seq. of the German Stock Corporation Act (AktG), but

(a)                                  with respect to Rockwood Holdings, Rockwood, Rockwood Germany and Kemira shall exclude JV Group Companies (“JV Group Companies” defined as including only JV Europe, Sachtleben, Finnish HoldCo, Kemira TiO2, JV US, Sachtleben Corp, Kemira Inc. and Maybrook, Sachtleben Trading (Shanghai) Company Limited, each a “JV Group Company”) as well as JV Europe’s direct and indirect subsidiaries and shareholdings; and

(b)                                 with respect to the JV Group Companies shall exclude Rockwood Holdings, Rockwood, Rockwood Germany and Kemira and their Affiliates.

2.                                       TRANSACTION FRAMEWORK

2.1                                 Structure of the Joint Venture

2.1.1        Subject to the terms and conditions of this Agreement, in particular the conditions precedent set forth in section 6, the Parties agree on JV Europe and JV US being the jointly operated joint venture companies (collectively, the “Joint Venture”) and, in order to establish the Joint Venture, the Parties have agreed that, pursuant to the terms and conditions of a certain Share and Asset Purchase and Transfer Agreement (the “Implementation Agreement”) signed on the date hereof:

(a)                                  Rockwood Germany shall transfer 39 per cent of the issued and outstanding shares of JV Europe to Kemira;

(b)                                 Rockwood Germany shall transfer 100 per cent of the issued and outstanding shares of Sachtleben to JV Europe;

(c)                                  Kemira shall transfer the 100 per cent of the issued and outstanding shares of Kemira TiO2 to Finnish HoldCo (the wholly owned subsidiary of JV Europe);

(d)                                 Kemira shall transfer or cause the transfer of the Kemira Oberhausen Assets (as defined in the Implementation Agreement) to JV Europe;

(e)                                  additionally, with respect to the joint venture in the United States

(i)            Rockwood shall transfer the 100 per cent of the issued and outstanding shares of Sachtleben Corp and Kemira shall transfer 100 per cent of the issued and outstanding shares of Kemira Inc. to JV US,

(ii)                                  in exchange for

(1)           Rockwood receiving limited liability company interest of JV US representing 61 per cent of the total issued and outstanding limited liability company interest; and

(2)           Kemira receiving a combination of limited liability company interest of JV US representing 39 per cent of the total issued and outstanding limited liability company interest and an Intercompany Receivable in a principal amount of app. EUR 6,400,000.00 against JV US (as set out in section 3.4.5 of the Implementation Agreement).

2.1.2        The Joint Venture shall be governed by a certain Shareholders’ and Joint Venture Agreement (the “JV Agreement”) signed on the date hereof and the Statutes (as defined in the JV Agreement).

2.1.3                        Following the completion of the Transaction, but subject to any adjustment agreed among the Parties,

(a)                                  Rockwood Germany shall hold 61 per cent of the registered share capital of JV Europe and the issued and outstanding shares of JV US; and

(b)                                 Kemira shall hold 39 per cent of the registered share capital of JV Europe and the issued and outstanding shares of JV US

(such allocation of shares, the “Shareholding Split”).

2.2                                 Intercompany Receivables

2.2.1                        The Parties estimate that on the date hereof:

(a)                                  Rockwood Germany has intercompany receivables against JV Europe in the total amount of app. EUR 325,000,000.00; and

(b)                                 Kemira has Intercompany Receivables against Kemira TiO2 in the total amount of app. EUR 51,700,000.00;

(c)                                  Kemira has Intercompany Receivables in the USD equivalent of app. EUR 600,000.00 against Kemira Inc.

(these Intercompany Receivables as well as all Intercompany Receivables evolving until the Closing Date against the JV Group Companies, each an “Existing Intercompany Receivable” and collectively, the “Existing Intercompany Receivables”).

(d)                                 Kemira TiO2 shall further be entitled to declare an amount of EUR 2,100,000.00 as dividend to Kemira (the “Kemira Dividend”), which shall not be paid in cash, but shall increase the Existing Intercompany Receivables of Kemira.

2.2.2                        Subject to (aufschiebend bedingt) to the Closing occurring:

(a)           Rockwood Germany hereby waives (and procures that its Affiliates waive) the amount of any Existing Intercompany Receivables that exceed EUR 183,000,000.00;

(b)                                 Kemira hereby waives (and procure that its Affiliates waive)

(i)            any amounts of Existing Intercompany Receivables against JV Europe and its direct and indirect subsidiaries exceeding EUR 110,000,000.00; as well as

(ii)           any amounts of Existing Intercompany Receivable within the meaning of section 2.2.1(c) that exceed EUR 7,000,000.00 (established by reference to the exchange rate used by Kemira for converting  Intercompany Receivables for its accounting);

but provided that, (x) if the aggregate of (i) and (ii) before such waiver amounted to no more than EUR 117,000,000.00 but a waiver would have to be effected under either (i) or (ii) then no waiver shall be effected under this section 2.2.2(b), and (y) if the waivers contemplated under (i) and (ii) would reduce the total amount of Existing Intercompany Receivables to less than EUR 117,000,000.00, then the waiver under this section 2.2.2(b) shall only relate to an amount that reduces the total amount to EUR 117,000,000.00 (first waiving any Existing Intercompany Receivables against Kemira Inc. and its subsidiaries that exceed EUR 7,000,000.00 and then waiving all remaining amounts proportionally), but provided in case of each (x) and (y) the Parties shall amend the settlement of the purchase price and payments into the capital reserves pursuant to the Implementation Agreement in a way that arrives at or preserves the Existing Intercompany Receivables at the level of EUR 117,000,000.00 in the aggregate.

2.2.3        At the Closing, pursuant to section 3 of the Implementation Agreement, the purchase prices will be settled and certain contributions into the capital reserves in a way that establish (or in the case of Rockwood Germany’s Intercompany Receivables, preserve) the following Intercompany Receivables (as set out in section 3.5 of the Implementation Agreement):

(a)                                  Rockwood Germany’s Intercompany Receivables will consist of

(i)            an Intercompany Receivable in the amount of EUR 183,000,000.00 (being the result of a waiver of the exceeding part of the Existing Intercompany Receivable under this Agreement); and

(ii)                                  the Subordinated Note in the amount of EUR 2,900,000.00;

(b)                                 Kemira’s Intercompany Receivables will total EUR 117,000,000.00; of which

(i)                                     EUR 7,000,000.00 will be against JV US and Kemira Inc.; and

(ii)           the remaining EUR 110,000,000.00 will comprise of (x) the Existing Intercompany Receivables of Kemira against Kemira TiO2 immediately after the Closing; and (y) the remaining fraction of the Sachtleben Share Transfer Receivable against Finnish HoldCo retained by Kemira as it is going to be determined pursuant to section 3.4.3 of the Implementation Agreement;

(c)                                  JV Europe’s intercompany receivables will amount to a total of EUR 0.00 (in words: zero) as a result of the transaction pursuant to section 3.4.3 of the Implementation Agreement and the JV Europe Share Transfer Receivable (as defined in the Implementation Agreement) having been settled in cash.

Neither Kemira, Rockwood Germany nor any of their respective Affiliates shall after consummation of the Closing have any other Intercompany Receivables against any JV Group Company and shall waive or procure that their Affiliates waive any such receivables.

2.3                                 Minimum Cash Level

2.3.1                        Immediately prior to the Closing,

(a)                                  Kemira TiO2 and Kemira Inc. as well as their subsidiaries shall have a minimum amount of cash and cash equivalents (“Cash”) in the amount of EUR 550,000.00; and

(b)                                 Sachtleben and its consolidated direct and indirect subsidiaries shall have a minimum of Cash in the amount of EUR 1,311,000.00.

2.3.2        To the extent the amount of Cash at Closing at either Kemira TiO2 or Sachtleben falls short of the levels set out in section 2.3.1, then as soon as practicable after the Closing having occurred Kemira or Rockwood, as the case may be, shall pay to JV Europe the shortfall on a Euro per Euro or as applicable Dollar per Dollar basis.

2.4                                 Covenant to Cooperate

2.4.1        The Parties shall cooperate with each other in good faith and undertake to exercise their rights as shareholders or in such other capacity, as the case may be, to the effect that the transactions provided for herein and in the Implementation Agreement as well as any additional measures provided for in the step paper of Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft dated 21 May 2008 attached to this Agreement as Annex 2.4.1 (the “Structure Paper”, but provided that no Party may rely on the advice contained therein to a greater extent than permitted (if at all) under the terms of the retainer agreed with Deloitte & Touche GmbH) are implemented as set forth therein and otherwise without undue delay.

2.4.2        In addition, the Parties shall cooperate in good faith to establish the level of Intercompany Receivables set out in section 2.2, and in the event that such level after the implementation of the Transaction has not been achieved take all commercially reasonable steps to establish such level of Intercompany Receivables.

3.                                       CARVE-OUT OF THE ROCKWOOD WATER BUSINESS

3.1           The Rockwood Water Business currently operated by JV Europe and JV Europe’s direct and indirect subsidiaries MIWAC Mitteldeutsche Wasserchemie GmbH and Ekokemi GmbH will be carved out prior to the Closing Date (the “Water Business Carve-Out”), currently planned to become effective on 1 July 2008.

3.2                                 Rockwood Germany and Sachtleben plan to effect the Water Carve-Out and in particular implement the following:

(a)                                  an asset deal in which Ekokemi GmbH, a direct subsidiary of Sachtleben, shall acquire assets including working capital (but not Cash) owned by Sachtleben relating to the Rockwood Water Business;

(b)                                 a share deal in which an indirect subsidiary of Rockwood Germany, currently named iSiltec Innovative Silicon Technologies GmbH and intended to be renamed into Sachtleben Wasserchemie GmbH, shall acquire all shares in Ekokemi GmbH as well as (direct and indirect) shareholdings in MIWAC Mitteldeutsche Wasserchemie GmbH and the purchase price receivable of Sachtleben resulting from lit.(a);

(c)                                  implementation of service agreements between Sachtleben and the carved-out Rockwood Water Business on the basis of the term sheets contained in Annex 3.2;

(d)                                 the termination of the profit and loss equalisation agreement between JV Europe and MIWAC Mitteldeutsche Wasserchemie GmbH (the “Downstream Enterprise Agreement”).

Rockwood Germany shall implement the Water Carve-Out in close consultation with Kemira to the extent necessary to achieve the effects under this section 3.2.

3.3           The Parties are in agreement that the Water Business Carve-Out shall occur in a way that is financially neutral for the JV Group Companies, i.e. the JV Group Companies shall, after Closing, be in the same position in which they would have been had the Rockwood Water Business not been part of Sachtleben and its direct and indirect subsidiaries. Without limiting the generality of the foregoing, any positive net effects of the Water Carve-Out occurring after the Effective Date as defined in the Implementation Agreement shall only be offset against Rockwood Germany’s Existing Intercompany Receivables.

3.4           Rockwood Germany shall indemnify JV Europe and its Subsidiaries, and Rockwood shall indemnify JV US and its Subsidiaries, against any claims relating to or arising in connection with the Water Business Carve-Out and/or Rockwood’s Water Business. This shall apply similarly with respect to any and all liabilities or obligations related to Rockwood’s Water Business that are, for whatever reason, not transferred from JV Europe to Rockwood or one of its direct or indirect Affiliates (other than the JV Group Companies) in the course of the Water Business Carve-Out.

3.5           Rockwood shall procure that the Water Business Carve-Out is implemented as soon as reasonably practicable after the date hereof.

4.                                       TERMINATION OF THE UPSTREAM ENTERPRISE AGREEMENT

4.1                                 Prior to the Closing Date and subject to satisfaction of the conditions precedent set forth in sections 6.2 the profit and loss equalisation agreement currently existing between JV Europe and Rockwood Germany (the “Upstream Enterprise Agreement”) will be terminated with effect as of the Closing Date. Following the implementation of the termination of the Upstream Enterprise Agreement, Rockwood and Kemira shall change the fiscal year of JV Europe again such that it shall end on December 31 of any given calendar year. The period between the Closing Date and December 31, 2008 shall be another stub-fiscal year.

4.2           The Parties are in agreement that the termination of the Upstream Enterprise Agreement shall be financially neutral for JV Europe and that Rockwood and JV Europe will treat each other and put each other into such position (from an economical point of view) as if the Upstream Enterprise Agreement had already been terminated with effect as of December 31, 2007, irrespective of if and when it is actually terminated. Rockwood Germany shall in particular indemnify and hold Kemira and/or JV Europe, as the case may be, harmless from and against all liabilities, losses and obligations and reimburse Kemira and/or JV Europe, as the case may be, for all reasonable expenses incurred by Kemira and/or JV Europe which relate to or arise out of the Upstream Enterprise Agreement to the extent it was in force after December 31, 2007. Notwithstanding the generality of the foregoing, the Parties agree on the following:

4.3           As promptly as practicable but in any event within two months after the Closing Date, JV Europe shall prepare and deliver to the Parties financial statements of JV Europe as per the end of the stub fiscal year (i.e. for the time period from the Effective Date until the Closing Date) in accordance with German generally accepted accounting principles (Grundsätze ordnungsgemäßer Buchführung) as provided for in the German Commercial Code (Handelsgesetzbuch, HGB) consistently applied (the “JV Europe Interim Financial Statements”), provided that the JV Europe Interim Financial Statements shall be prepared only to the extent and contain only such information which is required in order to determine the amount of the profit or loss, as the case may be, of JV Europe as per the end of the stub fiscal year which is decisive for the determination of Rockwood Germany’s profit transfer claim as per the end of the stub fiscal year (Gewinnabführungsanspruch) (the amount of any such claim, the “Profit Amount”) or JV Europe’s obligation to cover losses as per the end of the stub fiscal year (Verlustausgleichsanspruch) (the amount of any such claim, the “Loss Amount”), respectively, in each case in accordance with the terms and conditions of the Upstream Enterprise Agreement and otherwise in accordance with applicable law. Rockwood shall assist and co-operate with JV Europe in the preparation of the interim financial statements.

4.4           Rockwood and Kemira shall procure that the shareholders’ meeting of JV Europe approves (feststellen) the JV Europe Interim Financial Statements within ten (10) Business Days following delivery of the JV Europe Interim Financial Statements to Rockwood and Kemira, unless either party disagrees with the JV Europe Interim Financial Statements in which case section 8.6 shall apply mutatis mutandis.

4.5           Immediately after the Interim Financial Statements have been approved and in any event in full compliance with the Upstream Enterprise Agreement

(a)                                  if the JV Europe Interim Financial Statements show a Profit Amount, then such Profit Amount shall be discharged by an assignment to Rockwood Germanyof a corresponding fraction of Sachtleben’s receivable resulting from the Water Business Carve-Out;

(b)                                 if the JV Europe Interim Financial Statements show a Loss Amount, then such Loss Amount shall be discharged by setting it off against a corresponding fraction of the Existing Intercompany Receivables of Rockwood Germany against Sachtleben in the amount.

4.6           In case the amounts against which the Profit and Loss Amounts are to be discharged against pursuant to section 4.5 are insufficient, the Parties shall cooperate in good faith to implement the same economic effect.

5.                                       THIRD PARTY FINANCING

5.1           The Rockwood Germany and Kemira have agreed a term sheet and a mandate letter with SEB and Nordea for the external financing of JV Europe, Finnish HoldCo and Sachtleben in the total amount of EUR 300,000,000.00 and a revolving facility of EUR 30,000,000.00 (the “Refinancing”).

5.2           The Parties shall cooperate in good faith and make commercially reasonable efforts to finalise the Refinancing at substantially the terms laid out in the mandate letter and the term sheet.

5.3           The Refinancing shall be used to the extent possible to repay the Intercompany Receivables at or as soon as practicable after Closing.

5.4           The Parties will discuss in good faith how to fund any commitment or other fees related to the Refinancing if and to the extent required. Kemira and Rockwood Germany will make available additional funds through shareholder loans to JV Europe to fund such fees. Any such loan shall be in addition to the Intercompany Receivables otherwise contemplated by this Agreement.

6.                                       CONDITIONS PRECEDENT AND CLOSING

6.1           The assignments of shares and transfer of assets pursuant to the Implementation Agreement and the effectiveness (Wirksamkeit) of the JV Agreement shall be subject to the Closing (as defined below).

6.2                                 Closing shall be subject to the conditions precedent set out in this section 6.2 having been duly fulfilled or waived:

(a)                                  the European Commission issuing a decision under Article 6(1)(b) or Article 8(1) of Council Regulation (EC) 139/2004 (the “ECMR”), or being deemed to have done so under Article 10(6) of the ECMR, declaring the Transaction compatible with the Common Market or, in the event that the European Commission decides pursuant to Article 9(3) ECMR or Article 4(4) ECMR to refer the entire case or parts of the case to the competent authority of the relevant member state, or in the event the European Commission is deemed to have made such a decision pursuant to Article 9(5) ECMR or Article 4(4) subparagraph 4 ECMR, the Transaction being cleared by the competent authority under the applicable national merger control provisions or the Transaction being deemed to have been cleared under such national merger provisions;

(b)                                 this Agreement not having been rescinded by either Rockwood and/or Kemira in accordance with section 11;

(c)                                  in each case in accordance with the requirements set forth in this Agreement

(i)            the stub fiscal year of JV Europe as required pursuant to the Water Business Carve-Out having been duly registered in the applicable commercial register and the Upstream Enterprise Agreement having been duly terminated to the end of the aforementioned stub fiscal year; and

(ii)           the Water Business Carve-Out (including the termination of the Downstream Enterprise Agreement) having been implemented.

(d)                                 The condition precedent under section 6.2(c) may be waived in writing jointly by Rockwood Germany and Kemira.

6.3           On the last day of the month which ends after no less than five days on which banks in Frankfurt am Main, Germany, and Helsinki, Finland, are generally open for business (“Business Days”) after the last of the conditions precedents set out in section 6.2 has been duly fulfilled or waived (or any other day after fulfilment of the conditions precedent mutually agreed), the Parties shall meet in Frankfurt at Clifford Chance’s offices to complete the Transaction by signing a customary closing memorandum substantially in the form of Annex 6.3 (the completion of the “Closing”, it being understood that the Transaction completes at 24.00 hours of such day, the “Closing Date”).

6.4           If the conditions precedent pursuant to section 6.2 have not occurred within 180 days following the date of this Agreement and unless otherwise agreed between Rockwood and Kemira in writing, this Agreement (including the Implementation Agreement and the

JV Agreement) shall lapse and cease to exist with the exception of this section 6.4 and sections 12 through 17, which shall continue to remain in force.

6.5           As soon as practicable after the last condition precedent pursuant to section 6.2 has been fulfilled or duly waived, Kemira and Rockwood Germany shall provide to each other their estimate of (i) the level of Cash that will be present at the Closing, (ii) the amount of Existing Intercompany Receivables present at Closing, (iii) information about any Breaches of the No Leakage Provisions pursuant to the Implementation Agreement that would require a Party to make a payment to a JV Group Company and (iv) any material changes of the Oberhausen Assets pursuant to section 4.1, last paragraph of the Implementation Agreement.

7.                                       DUE DILIGENCE

7.1           Rockwood and Kemira will conduct a confirmatory due diligence of the respective other’s TiO2 Pigments Business following the execution of this Agreement (the “Due Diligence”).

7.2           Rockwood and Kemira shall be entitled to conduct or, as the case may be, finalise the Due Diligence for a period of no more than four weeks following the execution of this Agreement, including, without limitation, matters such as

(a)                                  the verification of the Financial Information and Valuation;

(b)                                 the sales organisation;

(c)                                  human resources including pension obligations and labour relations;

(d)                                 the environmental conditions applying including environmental permits;

(e)                                  the documentation underlying the acquisition of JV Europe by Rockwood Germany;

(f)                                    the provision of electricity and related arrangements; and

(g)                                 intellectual property.

7.3           The Parties shall continuously cooperate in good faith and provide each other with all information reasonably required to conduct and complete the Due Diligence. If and to the extent information is reasonably required to be reviewed to conduct and complete the Due Diligence by either Rockwood and/or Kemira and such information must be kept confidential due to applicable cartel laws or is deemed to be confidential by the Party controlling such information, the review by the respective other Party shall be permissible on a “lawyer to lawyer” basis, provided that lawyers may forward to the auditors the information required under section 7.2(a), whereby any report by a Party’s lawyer to its client shall be made without disclosure of any commercially sensitive information specified by the disclosing Party

(e.g. no reporting on pricing arrangements of customer and supply agreements or with regard to salaries et al).

8.                                      Adjustment of the Shareholding Split

8.1                                The Parties have negotiated the Shareholding Split on the basis of an equity value calculation of the two TiO2 Pigments Businesses as further specified in the Financial Information and Valuation in Annex 1.5. The calculation is based on the average EBITDA of the years 2004 through 2010, multiplied with a factor of 6, from which certain agreed net debt items as per 31 December 2007are deducted. The relation of the resulting equity values was 38.4 per cent (Kemira) to 61.6 per cent (Rockwood) (the “Equity Value Split”). Using the Equity Value Split and the Financial Information and Valuation as a basis, the Parties have negotiated the Shareholding Split, i.e. 39 per cent (Kemira) and 61 per cent (Rockwood).

8.2                                As part of the Due Diligence, Rockwood and Kemira intend to verify the assumptions underlying the Equity Value Split that led to the negotiated Shareholding Split. Based on any and all facts that the Parties discover in the Due Diligence that affect the EBITDA of one of the years 2004 to 2010 or the net debt (each calculated with the methods used in the Financial Information and Valuation consistently applied), the Equity Value Split shall be recalculated with the financial impact of any and all such facts considered as further set out in the sample calculation attached as Annex 8.2. The Parties shall notify each other of any items they consider to affect the Equity Value Split until six weeks after they have concluded Due Diligence.

8.3                                If and to the extent the Equity Value Split calculated pursuant to section 8.2, differs by 1 per cent or more from the Equity Value Split pursuant to section 8.1, then the Shareholding Split shall be adjusted upon request by either Party by the same percentage points in 0.1 per cent increments (rounded up or down) provided that a de minimis per individual item or series of related items of EUR 1,000,000.00 shall apply for purposes of the adjustment of the Shareholding Split.

8.4                                To the extent the Shareholding Split is adjusted pursuant to this section 8, the Implementation Agreement and the JV Agreement as well as all such other agreements entered into in connection with these agreements that relate to the Joint Venture shall be amended accordingly with regard to the adjusted Shareholding Split; and the Parties shall make or receive all such declarations and take all such actions which are required to implement such amendments.

8.5                                Section 11 of this Agreement remains unaffected. If and to the extent that any circumstances or facts lead to an adjustment of the Shareholding Split pursuant to this section 8, they shall be disregarded with respect to any further rights under the Implementation Agreement (including under the Warranties (as defined in the Implementation Agreement)), even if such circumstances or facts would otherwise entitle any of the Parties to raise a claim under the Implementation Agreement (i.e. no “double counting”).

8.6                                If and to the extent Rockwood and Kemira are unable to agree on the adjustment of the Shareholding Split in accordance with this section 8, and if such disagreement cannot be resolved within a period of ten weeks following the execution of this Agreement, the question whether and, if so, to what extent the Shareholding Split is to be adjusted in accordance with this section 8, shall be finally determined, upon Rockwood’s and/or Kemira’s request, with binding effects on the Parties, by Ernst & Young AG Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft, Frankfurt am Main, or its legal successor (“E&Y”), acting as an independent expert (Schiedsgutachter) pursuant to sections 317 to 319 German Civil Code (BGB). If E&Y refuses to act as independent expert, and if Rockwood and Kemira cannot agree upon another independent expert within ten (10) Business Days after E&Y’s refusal to the requesting party, the independent expert shall be appointed, upon request of either Rockwood or Kemira, by the German Institute of Chartered Accountants or its legal successor (Institut der Wirtschaftsprüfer, “IDW”). Rockwood and/or Kemira shall be entitled to mandate E&Y or such other independent expert as determined by IDW on the basis of the instruction letter attached as Annex 8.6. The expert proceedings shall be deemed started on the day on which either Rockwood or Kemira receives a request by the other Party to conduct the expert proceedings. The final decision (Schiedsgutachten) of the expert must not be above or below the figures asserted by the Parties for the Shareholding Split. If, for whatever reason, no expert has been appointed (i.e. accepted the mandate) within four months after one Party’s request to conduct expert proceedings, any dispute on the adjustment of the Shareholding Split in accordance with section 8 may be referred to arbitration pursuant to section 15.9.

8.7                                Once the independent expert has accepted the mandate, the expert proceedings shall be conducted in accordance with the terms of this Agreement, in particular with the instructions set out in Annex 8.6, and in line with any modification agreed by the Parties in writing, and the decision (Schiedsgutachten) on the adjustment of the Shareholder Split shall be rendered and served on Rockwood and Kemira.

9.                                      Regulatory Approval

9.1                                Rockwood and Kemira shall jointly file for the approval of the Transaction by the European Commission as well as any other filings with, or notifications to, any governmental authority required in connection with the Transaction (“Regulatory Approval”) as soon as reasonably practicable following the execution of this Agreement. Rockwood and Kemira shall ensure that such filings for Regulatory Approval will be made without undue delay. Any filings made by either Rockwood or Kemira shall require the prior consent of the other Party which shall not be unreasonably withheld, conditioned or delayed.

9.2                                In order to obtain Regulatory Approval, the Parties shall:

(a)                                  at their own expense use all reasonable endeavours to ensure that the Regulatory Approval is obtained as soon as reasonably practicable following the execution of this Agreement and without any condition or obligations being attached thereto;

(b)                                 supply to any competent authority as promptly as practicable any additional information requested pursuant to any applicable laws and take all other procedural actions required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence and expire. For the avoidance of doubt, under no circumstances shall this include the disposal of any shareholdings, participations or interests or similar transactions;

(c)                                  consult with each other, to the extent reasonably practicable in advance, in relation to all communications (whether written or oral, and whether direct or via agents, consultants and advisers) with all relevant authorities in respect of the filings or approvals, especially the Regulatory Approvals, or any other third party who is required to be consulted, in relation to the implementation of the Transaction;

(d)                                 promptly provide each other upon dispatch or receipt (as the case may be) with copies of any written communication received or sent (or written summaries of any non-written communication) in connection with any proceeding, once any commercially sensitive information has been redacted appropriately;

(e)                                  regularly update each other on the progress of obtaining approvals, consents modifications or waivers and promptly informing the other of the fulfilment of any obligation listed in this section 9.2;

(f)                                    consult fully with each other (and each other’s advisors) as to how best to present at any meeting the case for unconditional clearance of the Transaction as soon as reasonably practicable in advance of any meeting requested by any relevant authority in respect of the filings or approvals;

(g)                                 cooperate with each other in any consultation process undertaken by any relevant authority in respect of the filings or approvals;

(h)                               give each other and each Party’s respective advisers the opportunity to participate in all meetings and conferences with any authority competent in respect of the filings or approvals;

(i)                                   discuss and consult with each other with regard to responding to any adverse reaction to the Transaction from competitors, customers or any other party and give the other Parties the opportunity to comment on any proposed response before it is made; and

(j)                                   cooperate with one another in good faith, to the extent permitted by law, in order to fulfil each of the obligations listed in this section 9.2.

9.3                                Should any of the Parties reasonably conclude that the Transaction as announced will not be approved by the governmental agencies specified in section 9.1 without opening Phase II proceedings or similar, the Parties shall meet to discuss a strategy for presenting their case in such proceedings.

10.                                Covenants

10.1                          Pre-Closing Covenants

10.1.1                 In the period between the date of this Agreement and the Closing Date and to the extent permitted by law, each of Rockwood and Kemira, in their capacity as (direct and indirect) shareholders of the JV Group Companies, undertake to use all reasonable efforts to ensure that, unless otherwise set out in Annex 10.1.1 or explicitly set forth in the Structure Paper or this Agreement, the JV Agreement or the Implementation Agreement and their respective Annexes, the JV Group Companies, as well as Kemira’s Subsidiaries to the extent that these own or operate assets that relate to TiO2 Pigments Business (including the Oberhausen technology centre)

(a)                                  conduct their business in all material respects in the ordinary course of business as conducted up until December 31, 2007 and immediately prior to the execution of this Agreement and in line with past practice;

(b)                                 do not enter into or materially amend any collective bargaining or shop agreement or grant any material increase in the rates of pay or benefits or enter into any old age part-time agreements, any new employment benefit plan or make any material change in the employment or severance terms for any of the current or former directors, officers and employees;

(c)                                  do not materially increase the number of individuals employed by them;

(d)                               do not hire or dismiss directors or other members of the management or renew or change agreements regarding the compensation and pension arrangement of any of these;

(e)                                maintain insurance protection material for the business as maintained immediately prior to the execution of this Agreement and in line with past practice (unless a prudent business man would have procured additional insurance protection);

(f)                                  do not declare, make or pay any dividends or distributions or repayment of any share capital;

(g)                               do not amend any of their constitutional documents, issue, redeem or re-purchase any shares or agree upon such issuance, redemption or re-purchase or grant any option or encumbrance in respect of or over shares or any such securities or enter into any enterprise agreement within the meaning of section 291 et seq. German Stock Corporation Act (AktG) or any agreement with a similar effect;

(h)                               do not consolidate with any other person/entity or execute any of the measures pursuant to the German Transformation Act (UmwG) or acquire a material amount of assets from any third party;

(i)                                   do not acquire, sell, transfer, pledge or otherwise encumber any material asset including shares or other participations in any subsidiary other than due to the Water Business Carve-Out;

(j)                                   do not sell, acquire or rent any real estate or rights equivalent to real estate or encumber any real estate or rights equivalent with charges;

(k)                                do not conclude any agreement of the nature set out in Annex 10.1.1(k) (each a “Covenanted Agreement”), or terminate or materially amend a Covenanted Agreement;

(l)                                   do not grant volume rebates, discounts to customers, factoring or sales of any receivables, in each case outside the ordinary course of business or inconsistent with past practice;

(m)                             do not make or commit to make any capital expenditures in excess of EUR 3,000,000.00 in each case or of EUR 10,000,000.00 in the aggregate except pursuant to existing agreements, the current budget or otherwise in the ordinary course of business and in line with past practice;

(n)                               do not create, grant, issue, permit or extend the creation of an encumbrance, lien or any other third-party right concerning any assets with a value in excess of EUR 250,000.00 but only in compliance with the mandate letter;

(o)                               do not settle, waive or compromise any material right or claim against third parties;

(p)                               do not incur or repay any debt outside the ordinary course of business as conducted immediately prior to the execution of this Agreement and in line with past practice and the mandate letter;

(q)                               do not grant donations to political parties, charities and similar institutions in excess of EUR 5,000 per instance and EUR 20,000 in the aggregate;

(r)                                  pay any management fees, monitoring fees, advisory fees, directors’ fees or other fees or compensation to Rockwood and Kemira (or any of their respective other Affiliates), respectively, except in accordance with the ordinary course of business and in line with past practice;

(s)                                (i) pay any fees, bonuses or expenses to Rockwood and Kemira (or any of their respective other direct or indirect Affiliates), respectively, that are related to the Transaction, or (ii) enter into any obligation to pay any fees, bonuses or expenses to Rockwood and Kemira (or any of their respective other direct or indirect Affiliates), respectively, by virtue of, or in connection with, the execution or consummation of this Agreement;

(t)                                  not change the total remuneration for any group of employees (five or more) by more than 10 per cent or for individual employees by more than EUR 10,000 p.a., or change the duration or notice periods of employees of the Business.

(u)                               not enter into, amend and/or prolong any agreements with parties in or for the ultimate delivery into (where this is known) any of Syria, Cuba, Iran and North Korea that would require any JV Group Company to honour any obligations after the Closing;

(v)                               do not enter into any agreement pursuant to which they become obliged to execute any of the above impermissible acts; and

(w)                             do not execute any measure that would constitute a breach of any of the Warranties as set out in the Implementation Agreement.

10.1.2                 To the extent that in order to comply with the covenant set out in section 10.1.1(a), one of the other covenants in this section 10 or any other obligation under this Agreement could not be complied with, the affected Party shall notify such situation to Kemira or Rockwood, as applicable, which shall then without undue delay decide whether the Party (or its Affiliate) shall comply with section 10.1.1(a) or the relevant other obligation(s) or covenant(s). If such notification or decision by the other Party is either (i) not possible because of danger of material damage to such Party or the Joint Venture of because of an immediate need to decide or (ii) not permitted (e.g. because of anti-trust laws), then such Party shall in good faith resolve such conflict by giving commercially reasonable priority to the interests of the Joint Venture.

10.2                          Existing Affiliate Agreements

10.2.1                 The Parties agree that the agreements between JV Europe or JV US on the one hand and either Rockwood Germany or Kemira (in each case including their respective Affiliates other than the JV Group Companies) on the other hand set out in Annex 10.2.1 shall, in the case of existing agreements, continue to be honoured by JV Europe and/or JV US or, if no agreement currently exists, shall be entered into.

10.2.2                 With effect as of the Closing Date, Kemira and Kemira TiO2 shall amend the existing supply agreement for ferrous sulphate and

(a)                                change its fixed term to expire on 31 December 2015 without any unilateral option to prolong its term; for any time thereafter, the agreement may be terminated with 18 months notice;

(b)                               to the extent required after a review has been made in good faith to reflect the requirements of both parties and the realities of the production process (e.g. technical specifications);

(c)                                clarify that drying shall be provided at cost (no limit for maximum increase of prices per year).

11.                                Rescission Right

11.1                          Rockwood and Kemira shall each have the right to rescind this Agreement and thereby the Implementation Agreement and the JV Agreement by giving written notice (the “Rescission Notice”) to the other Party if between the date hereof and the Closing Date

(a)                                any change or effect or series of changes or effects that are materially adverse to the assets, business, operations, liabilities, results of operation or financial condition of the other Party’s TiO2 Pigments Business, taken as a whole, arises or is discovered, provided that in cases where any such adverse changes or effects already have or are expected to have an assessable financial impact, they shall only be considered to be material if such financial impact exceeds or is expected to exceed

EUR 25,000,000.00 in the aggregate, including, but not limited to, the partial or complete destruction of assets material to the other Party’s TiO2 Pigments Business (irrespective of any compensation claims pursuant to applicable insurances) (each such change or effect, a “Material Adverse Effect”), provided, however, that

(i)                                   any changes that are generally applicable to the markets and market segments in which the TiO2 Pigments Businesses operate;

(ii)                                any changes that are generally applicable as a result of general economic conditions in the markets in which the TiO2 Pigments Businesses operate (e.g. change of currency exchange or interest rates), or

(iii)                             any consequence, disruptions or other adverse effects on the TiO2 Pigments Businesses resulting from the entering into and the announcement of this Agreement shall be excluded from the determination of a Material Adverse Effect.

(b)                                 issues arise pursuant to which

(i)                                   the valuation of the respective TiO2 Pigments Business calculated using the methodology and principles set out in the Financial Information and Valuation changes and, as a result, the Shareholding Split with regard to a shareholder would need to be adjusted by more than 4.00 per cent;

(ii)                                the Party wanting to adjust the Shareholding Split has notified Kemira or Rockwood, as applicable, of such request together with the desired change and the underlying reasons by no later than 10 Business Days after the period for Due Diligence pursuant to section 7.2 has expired; and

(iii)                             in such case, Rockwood and Kemira cannot agree on an adjusted Shareholding Split within a period of 10 Business Days following receipt of the notice in 11.1(b)(ii) by Rockwood or Kemira, as applicable.

11.2                          The right to rescind this Agreement by Rockwood and/or Kemira can only be executed until the earlier of (i) the last Business Day before the Closing Date and (ii) 10 Business Days following the lapse of the 10 Business Day-period pursuant to section 11.1(b)(iii), it being understood that the Rescission Notice must be received by the receiving Party within the 10 Business Day period.

11.3                          If this Agreement is duly rescinded by a Party, this Agreement shall lapse and cease to exist with the exception of this section 11.3 and sections 12 through 17 which shall continue to remain in force.

12.                               Joint and Several Liability

The Parties agree that (i)  Rockwood Holdings, Rockwood and Rockwood Germany on the one hand and (ii) Kemira and Kemira Germany on the other hand shall be jointly and severally liable for each and every obligation that either of these entities has under or in connection with this Agreement.

13.                                Confidentiality

13.1                          The Parties shall keep secret the contents of this Agreement to the extent that (i) no statutory disclosure obligations exist or (ii) Rockwood or Kemira, as applicable, has not consented to the disclosure. The Parties shall also keep secret any information they have received about each other and about each other’s respective Affiliates since they started talks about the Joint Venture, to the extent that such information is not available to the public or (except for information relating to each Party’s own TiO2 Pigments Business) to the extent Rockwood and Kemira have not consented to the disclosure of the information.

13.2                          If and to the extent disclosure or announcement of confidential matters referred to in section 13.1 is required by law or by any regulation, rule or any governmental or quasi governmental authority, such disclosure may be made by the Party that is required to make such disclosure upon consultation of the other Parties.

13.3                          Notwithstanding section 13.1, each Party may disclose the contents of this Agreement to any Affiliate.

13.4                          Any press release or similar disclosure of any Party concerning the Transaction shall require the prior consent of Rockwood and Kemira, except for releases in the meaning of section 13.2.

14.                                Costs

All notary, court, registration or similar fees, real estate and other transfer taxes, stamp duties and other public levies, as well as of the costs of any merger control proceedings or other governmental approvals or filings connected with the execution and implementation of this Agreement, including the advisor costs set forth in Annex 14, shall be borne by Rockwood Germany and Kemira on a pro rata basis based on the (adjusted) Shareholding Split. Beyond this, each Party shall bear its own costs and taxes and the costs of its advisors.

15.                                Miscellaneous

15.1                          With regard to financial statements, JV Europe and JV US, including their respective direct and indirect Subsidiaries, from time to time and as applicable, shall be consolidated by Rockwood Holdings in accordance with US GAAP and by Rockwood Germany in accordance with IFRS or as otherwise deemed fit by Rockwood.

15.2                          Rockwood Germany shall at all times be entitled to make for tax purposes and with regard to the Joint Venture any election under the laws of the United States of America required or deemed necessary by it or any of its Affiliates upon consultation and approval of Kemira, such approval not to be unreasonably withheld, and JV Europe and JV US shall implement any such election.

15.3                          This Agreement, the JV Agreement, the Implementation Agreement and their Annexes, contain the entire agreement of the Parties with respect to the subject matter hereof. Any supplements or amendments to or a termination of this Agreement, the JV Agreement and/or the Implementation Agreement, as well as any declarations to be made hereunder or thereunder, shall be valid only if made in writing, or if required by law, in due notarial form. This shall also apply to any change to, or cancellation of, this provision.

15.4                          In case of any discrepancies between this Agreement, the Implementation Agreement, the JV Agreement and the Structure Paper, this Agreement shall prevail. In case of any discrepancies between the Implementation Agreement and the JV Agreement on the one hand and the Structure Paper on the other hand, the Implementation Agreement and the JV Agreement shall prevail. In case of any discrepancies between the Implementation Agreement and the JV Agreement, the Parties shall cooperate in good faith in order to resolve such discrepancies with view to what has been set forth in this Agreement. If and to the extent the Parties cannot resolve such discrepancies, section 17 shall apply accordingly.

15.5                          No Party may assign or otherwise transfer any rights or claims under or in connection with this Agreement to a third party without the prior written consent of the other Parties.

15.6                          Unless otherwise explicitly provided for in this Agreement, neither this Agreement nor any provisions contained in this Agreement is intended to confer any rights or remedies upon any person or entity other than the Parties.

15.7                          This Agreement shall be exclusively governed by the laws of the Federal Republic of Germany. The English language version shall be determinative (even if a translation is made), provided that where German expressions are used in brackets, the German expression shall be determinative.

15.8                          In this Agreement:

(a)                               any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Germany, be deemed to include what most closely approximates in that jurisdiction to the German legal term and any reference to any German statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction; and

(b)                               the headings shall not affect the interpretation of this Agreement.

15.9                     All disputes arising in connection with this Agreement or its validity shall be finally settled in accordance with Arbitration Rules of the International Chamber of Commerce without recourse to the ordinary courts of law. The place of arbitration is Frankfurt am Main, Germany. The arbitral tribunal shall consist of three arbitrators. The language of the arbitral proceedings shall be English.

15.10              Unless provided otherwise in this Agreement, all declarations (Willenserklärungen) to be made or notices to be given by the Parties pursuant to this Agreement shall be in writing in English and delivered by hand, by courier or by fax to the person at the address set forth below, or such other address as may be designated by the respective Party to the other Party in the same manner. A notification made by email in pdf-format shall be regarded as sufficient, provided that an identical notification in writing is delivered by hand or by courier within two weeks after such email:

(a)                                 Notifications to Rockwood Holdings and Rockwood:

Rockwood Specialties Group, Inc.

Thomas J. Riordan, Senior Vice President, Law and Administration

100 Overlook Center

Princeton NJ 08540

USA

Facsimile: +1 (609) 514-8722

E-mail: TRiordan@rocksp.com

(b)                                 Notifications to Rockwood Germany:

Rockwood Specialties Group GmbH

Udo Pinger

Königsberger Straße 1

60487 Frankfurt am Main

Germany

Facsimile: +49 (69) 7165-5693

E-mail: udo.pinger@rocksp.de

(c)                                  Notifications to Sachtleben:

Sachtleben Chemie GmbH

Prof. Dr. Wolf-Dieter Griebler

Dr.-Rudolf-Sachtleben-Str. 4

47198 Duisburg

Germany

Facsimile: +49 (2066) 22-3201

E-mail: w.d.griebler@sachtleben.de

(d)                                 Notifications to JV Europe and Finnish HoldCo:

Sachtleben Chemie GmbH

Prof. Dr. Wolf-Dieter Griebler

Dr.-Rudolf-Sachtleben-Str. 4

47198 Duisburg

Germany

Facsimile: +49 (2066) 22-3201

E-mail: w.d.griebler@sachtleben.de

each with a copy to Rockwood Germany and Kemira

(e)                                  Notifications to JV US

White Pigments LLC

c/o Rockwood Specialties Group, Inc.

Thomas J. Riordan, Senior Vice President, Law and Administration

100 Overlook Center

Princeton NJ 08540

USA

Facsimile: +1 (609) 514-8722

E-mail: TRiordan@rocksp.com

(f)                                   Notifications to Kemira, Kemira TiO2 and Kemira Inc.

Hannu Virolainen, President Kemira Speciality Business Area

Kemira OYJ

Porkkalankatu 3

00180 Helsinki

Finland

Facsimile: +358 - (0) 10 862 1068

Email: hannu.virolainen@kemira.com

(g)                                  Notifications to Kemira Germany

Hermann-Josef Frings, Managing Director

Kemira Germany GmbH

Marie-Curie-Straße 10

51377 Leverkusen

Germany

Facsimile: +49 - (0) 214 20690-250
Email: hermann-josef.frings@kemira.com

16.                            Authorised Agent

16.1                     Kemira and Kemira TiO2 hereby appoint the law firm of Gleiss Lutz Hootz Hirsch Partnerschaftsgesellschaft von Rechtsanwälten, Steuerberatern, Frankfurt am Main/Germany as their agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his appointment has been notified to and approved in writing by Rockwood (which approval shall not be unreasonably withheld). Kemira and Kemira TiO2 shall upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement. A certified copy of the power of attorney shall be submitted to Rockwood.

16.2                     Rockwood Holdings, Rockwood Germany, Rockwood, Sachtleben Corp and Finnish HoldCo hereby appoint the law firm of Clifford Chance LLP, Frankfurt am Main/Germany as their agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his appointment has been notified to and approved in writing by Kemira (which approval shall not be unreasonably withheld). Rockwood Holdings, Rockwood and Rockwood Germany shall upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement. A certified copy of the power of attorney shall be submitted to Kemira.

17.                            SEVERABILITY

Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted with retroactive effect by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply: (i) if the Parties have, unintentionally, failed to address a certain matter in this Agreement (Regelungslücke); in which case a suitable and equitable provision shall be deemed to have been agreed upon with retroactive effect and which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Agreement is invalid because of the scope of any time period of performance stipulated herein; in which case a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

* * *

Rockwood Holdings, Inc.

BY:	/s/ CLEMENS ALFRED ROLLMAN
Clemens Alfred Rollman
Rockwood Specialties Group, Inc.

BY:	/s/ CLEMENS ALFRED ROLLMAN
Clemens Alfred Rollman
Sachtleben Corporation

BY:	/s/ CLEMENS ALFRED ROLLMAN
Clemens Alfred Rollman
Deukalion Einhundertvierundzwanzigste Vermögensverwaltungs GmbH

BY:	/s/ CLEMENS ALFRED ROLLMAN
Clemens Alfred Rollman
White Pigments Holdings Oy

BY:	/s/ CLEMENS ALFRED ROLLMAN
Clemens Alfred Rollman
White Pigments LLC

BY:	/s/ CLEMENS ALFRED ROLLMAN
Clemens Alfred Rollman
Kemira Oyj

BY:	/s/ VERENA HÜGEL
Verena Hügel
Kemira Pigments Oy

BY:	/s/ VERENA HÜGEL
Verena Hügel

Kemira Germany GmbH

BY:	/s/ VERENA HÜGEL
Verena Hügel
Kemira Specialty Inc.

BY:	/s/ VERENA HÜGEL
Verena Hügel
Rockwood Specialties Group GmbH

BY:	/s/ LEIF U. SCHRADER
Leif U. Schrader
Sachtleben Chemie GmbH

BY:	/s/ LORENZO MATTHAEI
Lorenzo Matthaei